Exhibit 99.3

Second Amended and Restated Share Redemption Program
Our shares are currently not listed on a national securities exchange, and we do not know whether they will ever be listed. In order to provide our stockholders with some liquidity, we have a share redemption program. As described below, we cannot guarantee that our share redemption program will be available indefinitely. Stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, and have held their shares for at least one year may receive the benefit of limited liquidity by presenting for redemption to us all or a portion of those shares, in accordance with the procedures outlined herein.
Shares that are redeemed will be redeemed at the net asset value (“NAV”) per share of our common stock most recently announced by us in a public filing with the Securities and Exchange Commission (the “SEC”) as of the applicable date of the redemption; provided that in each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations or similar actions with respect to our common stock.
In the event a stockholder is having all his shares redeemed, we may waive the one-year holding requirement for shares purchased under our distribution reinvestment plan. In addition, we may waive the one-year holding requirement in the event of a stockholder’s bankruptcy. In the event of the death or disability of the stockholder, upon request, we will waive the one-year holding requirement. For purposes of the one-year holding period, limited partners of the Operating Partnership who exchange their OP Units for shares of our common stock (and any persons to whom they transfer such stock) shall be deemed to have owned those shares of our common stock as of the date the related OP Units were issued.
To the extent our board of directors determines that we have sufficient available cash for redemptions as described below, we initially intend to redeem shares on a monthly basis; however, our board of directors may determine from time to time to adjust the timing of redemptions or suspend or terminate our share redemption program upon 30 days’ notice. Subject to the limitations and restrictions on the program and to funds being available, the number of shares redeemed during any consecutive twelve month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that twelve month period.
Unless our board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month. Our board of directors has complete discretion to determine whether all of such funds from the prior month’s distribution reinvestment plan can be applied to redemptions in the following month, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions.
All requests for redemption must be made in writing and received by us at least five business days prior to the end of the month. If you would like to request redemption of your shares, please contact us to receive required redemption forms and instructions concerning required signatures. Certain broker dealers require that their clients make redemption requests through their broker dealer, so please contact your broker dealer first if you want to request redemption of your shares. You may also withdraw your request to have your shares redeemed. Withdrawal requests must also be made in writing and received by us at least five business days prior to the end of the month.
We cannot guarantee that we will have sufficient funds from our distribution reinvestment plan, or at all, to accommodate all requests made in any month. In the event the number of shares for which redemption requests have been submitted exceeds the limits on the number of shares we can redeem or the funds available for such redemption in a particular month and our board of directors determines that we will redeem shares in that month, then shares will be redeemed in the following order of priority:

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first, we will redeem shares pursuant to requests made in connection with the death or disability of a stockholder (or on a pro rata basis among such requests if less than all of such death or disability redemption requests can be satisfied);

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second, we will redeem shares pursuant to any redemption request that has been carried over from one or more previous monthly periods where the value of the shares that have not yet been redeemed pursuant to such request (with the value calculated as the number of shares multiplied by the NAV per share of our common stock most recently announced by us in a public filing with the SEC) is less than $2,500 (or on a pro rata basis among such requests if less than all of such redemption requests carried over from prior periods can be satisfied); and

•	third, we will redeem shares pursuant to all other redemption requests on a pro rata basis.
The portion of any unfulfilled redemption request will be held and considered for redemption until the next month unless withdrawn.  In addition, if we do not have sufficient available funds at the time redemption is requested, you can withdraw your request for redemption or request in writing that we honor it at such time in a successive month, if any, when we have sufficient funds to do so. Such pending requests will generally be considered in the order of priority described above with any new redemption requests we receive in the applicable period.
Commitments by us to redeem shares will be communicated either telephonically or in writing to each stockholder who submitted a request on or promptly (no more than five business days) after the fifth business day following the end of each month. We will redeem the shares subject to these commitments, and pay the redemption price associated therewith, within three business days following the delivery of such commitments. You will not relinquish your shares until we redeem them.
The shares we redeem under our share redemption program will be cancelled and will have the status of authorized but unissued shares. We will not resell such shares to the public unless such sales are first registered with the SEC under the Securities Act of 1933, as amended and under appropriate state securities laws or are exempt under such laws. We will terminate our share redemption program in the event that our shares ever become listed on a national securities exchange or in the event a secondary market for our common shares develops.

Our board of directors may terminate, suspend or amend the share redemption program at any time upon 30 days’ written notice without stockholder approval if our directors believe such action is in our best interests, or if they determine the funds otherwise available to fund our share redemption program are needed for other purposes. Any notice of a termination, suspension or amendment of the share redemption program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. Our board of directors may also limit the amounts available for redemption at any time in their sole discretion.